EXHIBIT 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Liminatus Pharma, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, $0.0001 par value per share	457(c)	19,619,406	(2)	13.23	(3)	259,564,741	0.0001531	39,739
Equity	Common Stock issuable upon exercise of Warrants	457(g)	7,735,555	(4)	11.50	(5)	88,958,883	0.0001531	13,620
		Total Offering Amounts					$348,523,624	0.0001531	$53,359
		Total Fees Previously Paid							54,777
		Total Fee Offsets
		Net Fees Due							$—

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable to prevent dilution from any stock splits, stock dividends or similar transactions that could affect the securities to be offered by the Selling Securityholders named in this Registration Statement, and the shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)

Represents (i) 10,169,406 shares of common stock issued as merger consideration in connection with the Business Combination, (ii) 6,900,000 shares of common stock issued upon conversion of the founder shares issued to the Sponsor prior to the IPO, (iii) 1,500,000 shares of common stock issued to the PIPE Investor; (iv) up to 700,000 shares of common stock issued to Cantor in settlement of deferred underwriting fees; and (v) up to 350,000 shares of common stock issued to Alta pursuant to a settlement and release agreement. These shares are registered for resale on this registration statement.

(3)	Based on the average of the high ($14.73) and low ($11.73) prices of the registrant’s common stock on Nasdaq on June 16, 2025.
(4)

Represents up to (i) 6,900,000 shares of common stock issuable upon the exercise of 6,900,000 Public Warrants, which were originally included in the units sold in the initial public offering of IRAA, and (ii) 835,555 shares of common stock issuable upon the exercise of 835,555 Private Warrants, which were originally issued concurrently with the initial public offering of IRAA in a private placement to certain Selling Securityholders.

(5)	Based on the exercise price of Warrants which is $11.50.